Exhibit 3.23

CERTIFICATE OF FORMATION

OF

DLK BLACK RIVER MIDSTREAM, LLC

a Texas Limited Liability Company

The undersigned, a natural person of the age of eighteen years or more, acting as the sole organizer of DLK Black River Midstream, LLC (the “Company”), a limited liability company under Title 3 of the Texas Business Organizations Code, does hereby adopt the following Certificate of Formation for such limited liability company as of September 24, 2014.

ARTICLE I

The name of the Company, which is the entity being formed hereby, is DLK Black River Midstream, LLC.

ARTICLE II

The type of entity being formed is a limited liability company.

ARTICLE III

The purpose for which the Company is being formed is any lawful purpose for which limited liability companies may be formed under the Texas Business Organizations Code, as it may be amended from time to time, or any successor law.

ARTICLE IV

The Company shall have perpetual existence.

ARTICLE V

The initial registered agent of the Company is CT Corporation System. The street address of the initial registered office is 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136.

ARTICLE VI

The Company will be managed by a manager, and the name and address of the initial manager of the Company are as follows:

Name	Address
Joseph Wm. Foran	5400 Lyndon B. Johnson Freeway Suite 1500 Dallas, TX 75240

ARTICLE VII

A member of the Company shall not be liable for the debts, obligations, or liabilities of the Company, including, without limitation, under a judgment, decree, or order of a court.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first set forth above.

/s/ Joseph Wm. Foran
Joseph Wm. Foran

[Signature Page to Certificate of Formation – DLK Black River Midstream, LLC]